                                                                    EXHIBIT 11.3

                            NORTHEAST FEDERAL CORP.

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       YEAR ENDED   NINE MONTHS ENDED YEAR ENDED
                                      DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                          1993            1992           1992
                                      ------------  ----------------- ----------
PRIMARY LOSS PER COMMON SHARE:
  Net income (loss).................  $   (14,139)     $  (59,234)    $    5,607
  Preferred stock dividend require-
   ments............................       (4,501)         (4,652)        (8,506)
                                      -----------      ----------     ----------
  Net loss applicable to common
   stockholders for the calculation
   of primary loss..................  $   (18,640)     $  (63,886)    $   (2,899)
                                      ===========      ==========     ==========
Weighted average shares outstanding.   10,648,874       5,725,103      5,720,154
Dilutive effect of outstanding stock
 options............................            *               *              *
Dilutive effect of outstanding stock
 warrants...........................            *               *              *
                                      -----------      ----------     ----------
Weighted average shares, as
 adjusted, for the calculation of
 primary loss.......................   10,648,874       5,725,103      5,720,154
                                      ===========      ==========     ==========
  Primary loss per common share.....  $     (1.75)     $   (11.16)    $     (.51)
                                      ===========      ==========     ==========
FULLY DILUTED LOSS PER COMMON SHARE:
  Net income (loss).................  $   (14,139)     $  (59,234)    $    5,607
  Preferred stock dividend require-
   ments............................       (4,501)         (4,652)        (8,506)
  Interest expense on convertible
   subordinated debentures, net of
   tax..............................            *               *              *
                                      -----------      ----------     ----------
  Net loss applicable to common
   stockholders for the calculation
   of fully diluted loss............  $   (18,640)     $  (63,886)    $   (2,899)
                                      ===========      ==========     ==========
Weighted average shares outstanding.   10,648,874       5,725,103      5,720,154
Dilutive effect of outstanding stock
 options............................            *               *              *
Dilutive effect of outstanding stock
 warrants...........................            *               *              *
Dilutive effect of shares issuable
 from assumed conversions of
 convertible preferred stock and
 convertible subordinated
 debentures.........................            *               *              *
                                      -----------      ----------     ----------
Weighted average shares, as
 adjusted, for the calculation of
 fully diluted loss.................   10,648,874       5,725,103      5,720,154
                                      ===========      ==========     ==========
FULLY DILUTED LOSS PER COMMON SHARE.  $     (1.75)     $   (11.16)    $     (.51)
                                      ===========      ==========     ==========

* The outstanding common stock equivalents (stock options), stock warrants, and the assumed conversions of the convertible preferred stock and convertible subordinated debentures did not have a dilutive effect on the computation of loss per common share. See table following Exhibit 11.1.

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